Exhibit 10.3
January 5, 2021
Mr. Christopher A. Forrest
Acting Assistant Director, Entity Vetting
27130 Telegraph Rd.
Quantico, VA 22134
Re:     Leonardo DRS, Inc. -- Commitment to Mitigate
Foreign Ownership, Control or Influence
Mr. Forrest:
This letter (the “Commitment Letter”) constitutes and sets forth the terms and conditions of the commitment of Leonardo DRS, Inc. (the “Company”), Leonardo US Holding, Inc., a Delaware corporation (the “Shareholder”), and Leonardo – Società per azioni, an Italian società per azioni (the “Ultimate Foreign Parent” and, together with the Company and the Shareholder, the “Parties”) to mitigate foreign ownership, control or influence (“FOCI”) that is or is expected to be attributable to the continued foreign beneficial interest in the Company. All capitalized terms used herein and not otherwise defined have their respective meanings set forth in the proposed amended and restated proxy agreement (“Proposed Agreement”), attached as Annex A to this letter.
The Parties understand that the National Industrial Security Program Operating Manual (“NISPOM”), DoD 5220.22-M, requires that a company maintaining a Facility Security Clearance be effectively insulated from FOCI and any company under FOCI is not normally authorized to have access to Classified Information. Accordingly, in connection with the Transaction (described below), the Parties are adopting, and the Defense Counterintelligence and Security Agency (“DCSA”) by its signature on this letter confirms that it is willing to accept, the following proposed measures to effectively mitigate FOCI arising from the Shareholder’s ownership interest in the Company:
(i)    an amended and restated proxy agreement (the “Agreement”) identical in all material respects to the Proposed Agreement;
(ii)    the Current Proxy Holders (as defined in Section 6(b) below) to continue to serve as Proxy Holders, as that term is defined in the Proposed Agreement and subject to the other terms and conditions described herein;
(iii)    operation in accordance with the Proposed Agreement; and
(iv)    any other terms or conditions as DCSA may choose to require as necessary for the United States to protect itself against the unauthorized disclosure of information relating to the national security.
1. Parties:                   (a) the Company;
(b) the Shareholder; and

(c) the Ultimate Foreign Parent.
For purposes of this Commitment Letter, the term “Affiliates” includes the Shareholder, the Ultimate Foreign Parent and each entity except the Company that is controlled by, is under common control with, or controls either the Shareholder or the Ultimate Foreign Parent.
2. Transaction:      The Shareholder owns all of the issued and outstanding shares of the Company (the “Shares”); the Ultimate Foreign Parent owns all of the issued and outstanding shares of the Shareholder; the Government of Italy, through the Ministry of the Economy and Finance, directly owns approximately 30 percent of the shares of Ultimate Foreign Parent; and the remainder of Ultimate Foreign Parent’s shares are publicly traded on the Milan Stock Exchange and are widely held. The Company currently operates under a proxy agreement, dated as of October 26, 2017 (the “2017 Proxy Agreement”), attached as Annex B, including the Technology Control Plan attached as Exhibit H thereto (the “2017 Technology Control Plan”), previously approved by DCSA. The Company and the Shareholder are considering conducting an initial public offering of the Shares (the “IPO”) registered with the Securities and Exchange Commission (“SEC”) and listed on a national securities exchange. Following the IPO, the Shareholder will continue to own a majority of the Shares.
3. Contracts:             The Company provides defense technologies, systems and solutions, including electro-optical sensor technologies, laser systems, electronic warfare systems, intelligence and surveillance solutions, network computing, global satellite communications, and force protection, integrated mission equipment, power and propulsion, and transportation and logistics products and systems to agencies of the U.S. Government. The Company is currently performing on a number of classified contracts as a contractor or a sub-contractor and will make such contracts available to DCSA upon request.
4. Cleared Facilities: The Company operates 25 cleared facilities. Specific information for each facility, including address, facility clearance level, CAGE Code and most recent security rating will be provided to DCSA upon request.
5. EAR and ITAR:    The Company has access to and/or designs/manufactures defense articles and provides defense services as those terms are defined under the International Traffic in Arms Regulation (“ITAR”). In light of the above, the Company agrees to continue to undertake certain technology control measures, as detailed in the 2017 Technology Control Plan attached as Exhibit H to Annex B, to ensure that no controlled unclassified information is intentionally or inadvertently transferred to any foreign parent, individual or entity, in violation of U.S. export laws and regulations.
6. FOCI Mitigation: (a)   The Parties have proposed implementing a FOCI mitigation plan that conforms to U.S. Government industrial security policy in light of the foreign ownership and applicable FOCI factors outlined in Paragraph 2-301 of the NISPOM. The terms and conditions of the FOCI mitigation plan shall be set forth in the Agreement, which as noted above, shall be identical in all material respects to the Proposed Agreement attached as Annex A and shall include such other terms and conditions as are mutually agreed to among           the           Parties           and           DoD.
(b) The Company and the Shareholder jointly propose to maintain as Proxy Holders the five U.S. citizens currently serving as Proxy Holders under the 2017 Proxy Agreement and any successor Proxy Holder as determined in accordance with the Proposed Agreement. Each of the Current Proxy Holders have previously been deemed acceptable to DCSA and to have met the qualification standards set forth in Paragraph 2-305 of the NISPOM (the “Current Proxy Holders”). For each Current Proxy Holder, the Company has provided his/her name in the attached Annex C, and will provide his/her address, telephone, fax number, email address, resume and answers to the DCSA director questionnaire to DCSA upon request.
(c) The Shareholder and the Company agree that the Company shall operate under the Proposed Agreement from the date of this Commitment Letter, which will continue to deny the Affiliates unauthorized access to Classified Information and Controlled Unclassified Information prior to the Effective Date of the Agreement. Additionally, the Company agrees not to share any products, services or physical locations with any of the Affiliates unless approved in advance by DCSA.
7. Other Conditions:   (a) DCSA and the Parties shall continue expeditiously and in good faith to negotiate an amended and restated proxy agreement based upon the terms of the Proposed Agreement. Nothing herein, however, shall restrict DCSA’s authority to invalidate and/or terminate the Company’s existing facility clearance during these negotiations if DCSA determines such action to be            in            the            national           interest.
(b) In addition to the FOCI mitigation measures outlined above, the Parties agree that during the term of this Commitment Letter, the Affiliates shall not have: (i) any influence or control over the Company’s management in a manner that could result in the compromise of classified information or controlled unclassified information or that could adversely affect the Company’s performance on classified contracts, to include specifically influence or control over the acquisition of property or other assets developed or acquired for the performance of the Company’s classified contracts; (ii) access to unclassified information, including business processes or other procedures in addition to any sensitive U.S. Government information, developed or obtained in connection with the performance of the Company’s classified contracts and/or where access to unclassified information could reveal the scope and methods employed to perform the Company’s classified contracts; or (iii) access to the identity of the contracting government agency or the existence of the contract itself if that information is classified. The Affiliates may obtain sanitized financial information not identifying, whether directly or indirectly, the government agency          or         specific            contract            expenditures.
(c) Upon the Effective Date of the Agreement, DCSA personnel with responsibility for the Company’s facility clearance will be promptly notified that the Company’s FOCI is effectively mitigated pursuant to Paragraph 2-300(c) of the NISPOM. Prior to the Effective Date, the Agreement and all other documents, instruments and approvals required by the Agreement shall have been delivered in form and substance satisfactory to DCSA.
8. Basic Disclosures: In connection with this Commitment Letter, the Company has provided DCSA with the following information which it certifies is true and complete to the best of its knowledge as of the date of this letter:
(a) Draft Certificates Pertaining to Foreign Interests (“Standard Form 328s” or “SF 328s”) to reflect anticipated circumstances pending final certificates due upon the Effective Date of the Agreement. SF 328s should have been provided for the Company, as the highest cleared company in the chain of ownership as well as the Shareholder, as the ultimate un-cleared U.S. parent company.
(b) A list of Key Management Personnel (“KMP”) of the Company including the name of each officer and director as well as a listing of each Current Proxy Holder.
(c) An organizational chart reflecting the anticipated corporate structure following the IPO.
(d) A copy of the current Contract Security Classification Specifications (“DD Form 254s”) issued to the Company.

(e) A statement as to whether the Company intends to be located with or near to any Affiliate, and including, as appropriate, a floor plan or map describing the companies’ relative locations.
(f) A statement as to whether representatives of any Affiliate intend to occupy space inside the facilities of the Company, and including, as appropriate, a floor plan depicting where those individuals will be located.
(g) A statement as to whether any Affiliate intends to provide any administrative support or services to the Company.
(h) A statement as to whether the Company intends to use software products manufactured by any Affiliate in the performance of the classified contract(s); and
(i) A statement identifying foreign government owners of the Affiliates, and as appropriate, written documentation describing any rights held by the foreign government.
9. Termination:       (a) This Commitment Letter shall terminate upon the earlier of (1) the Effective Date of the Agreement; and (2) the date on which the Company, the Shareholder and the Ultimate Foreign Parent notify DCSA that they no longer intend to proceed with the IPO (in which case the 2017 Proxy Agreement will remain in full force and effect).
(b) If for any reason the Company fails to deliver signed copies of the Agreement to DCSA (within sixty (60) days following the effective date of the IPO or DCSA’s acceptance of the Agreement, whichever is later, this Commitment Letter will terminate.
(c) Notwithstanding the above, by written notice to the Company, DCSA may terminate its acceptance hereunder at any time if, in DCSA’s reasonable judgment: (i) the Company or any of the Affiliates is unlikely to be able or willing to perform its obligations under the Agreement or this Commitment Letter; (ii) if DCSA becomes aware of any material misstatement either in this Commitment Letter or any disclosures previously submitted, or (iii) if U.S. national security otherwise requires such termination.
10. Extension:         The Parties shall use their best efforts to complete negotiations of the Agreement as soon as possible and prior to the termination of this Commitment Letter. Extension of the term of this Commitment Letter shall be at DCSA’s sole discretion.

11. Counterparts:        This Commitment Letter may be executed in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.
12. Governing Law:   This Commitment Letter shall be construed so as to comply with all applicable United States laws, regulations, and Executive Orders except that, to the extent not inconsistent with the right of the United States hereunder, the laws of the State of Delaware shall apply to questions concerning the rights, powers, and duties of the Parties under, or by virtue of, this Commitment Letter.
If the foregoing correctly sets forth our understandings and agreement, please confirm your acceptance thereof by: (i) signing and returning to the Company an executed counterpart of this Commitment Letter, (ii) notifying the Company of your approval or disapproval regarding the Company’s continuance of the Current Proxy Holders, and (iii) contacting the Company to schedule the Meeting Date. This Commitment Letter shall constitute an agreement between us and DoD effective and binding on each of the Parties as of the Acceptance Date (as defined below).

Very truly yours,

LEONARDO DRS, INC.

By:	/s/ William J. Lynn III
Name:	William J. Lynn III
Title:	President and Chief Executive Officer

LEONARDO US HOLDING, INC.

By:	/s/ Christopher T. Slack
Name:	Christopher T. Slack
Title:	President

LEONARDO - SOCIETÀ PER AZIONI

By:	/s/ Alessandro Profumo
Name:	Alessandro Profumo
Title:	Chief Executive Officer

ACCEPTED AND AGREED TO THIS
26th DAY OF February 2021 (the “Acceptance Date”):
/s/ Chistopher A. Forrest      Christopher A. Forrest
Acting Assistant Director, Entity Vetting
Defense Counterintelligence and Security Agency
FOR THE DEPARTMENT OF DEFENSE